                                                      Filed Pursuant to
                                                      Rule 424(b)(4)
                                                      Registration No. 333-68783

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 14, 1999)

                                  $50,000,000

                             Wisconsin Gas Company
                             5 1/2% NOTES DUE 2009

                            ------------------------

                   Interest payable on January 15 and July 15

                            ------------------------

          THE COMPANY MAY, AT ANY TIME, REDEEM THE NOTES, IN WHOLE OR
              IN PART, AT THE REDEMPTION PRICES DESCRIBED HEREIN.

                            ------------------------

                   PRICE 99.252% AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                         UNDERWRITING
                                        PRICE            DISCOUNTS AND         PROCEEDS TO
                                      TO PUBLIC           COMMISSIONS            COMPANY
                                      ---------          -------------         -----------
Per Note.........................      99.252%             .650%                 98.602%
Total............................    $49,626,000          $325,000             $49,301,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on January 21, 1999.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                                                       A.G. EDWARDS & SONS, INC.

January 15, 1999

     You should rely only on the information contained, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the Notes. In this prospectus supplement and the accompanying prospectus, the "Company," "we," "us" and "our" refer to Wisconsin Gas Company.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                                ----
Forward Looking Statements..................................    S-3
Use of Proceeds.............................................    S-3
Description of the Notes....................................    S-4
Underwriting................................................    S-8
                                   PROSPECTUS
Where You Can Find More Information.........................      3
The Company.................................................      3
Use of Proceeds.............................................      4
Ratios of Earnings to Fixed Charges.........................      4
Description of the Notes....................................      4
Plan of Distribution........................................     13
Legal Matters...............................................     13
Experts.....................................................     14

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     Statements made in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement or the prospectus that are not statements of historical fact are forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from current expectations. These factors include but are not limited to the risks and uncertainties listed below. All of these factors are difficult to predict and generally are beyond management's control.

     - The impact of warmer- or colder-than-normal weather on the energy business;

     - Economic conditions, including the availability of individual discretionary income and changes in interest rates;

     - Changes in natural gas prices and supply availability;

     - Increased competition in deregulated energy markets;

     - The pace and extent of energy industry deregulation;

     - Regulatory, governmental and judicial decisions;

     - Increases in costs to clean up environmental contamination;

     - Our ability to increase rates;

     - Market demand for our products and services; and

     - Unanticipated expenses or outcomes associated with year 2000 date conversion.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes (estimated to be $49,200,000, after deduction of underwriting discounts and commissions and expenses payable by the Company) will be used to repay commercial paper borrowings used to retire at maturity the entire $40,000,000 aggregate principal amount of our 7 1/2% Notes due 1998. The 7 1/2% Notes were retired on November 16, 1998. As of January 15, 1999, the average weighted interest rate on the short-term debt to be repaid was 5.19%. The remainder of the net proceeds will be used for working capital and other general corporate purposes. Pending the application of the net proceeds, we expect to invest such proceeds in short-term interest-bearing instruments or other investment-grade securities.

                            DESCRIPTION OF THE NOTES

     This description of the particular terms of the Notes supplements and should be read in conjunction with the statements under "Description of the Notes" in the accompanying prospectus. Additionally, the statements regarding certain provisions of the Notes and the indenture under which the Notes will be issued are summaries and do not purport to be complete.

GENERAL

     The Notes will be issued under an indenture, dated as of September 1, 1990, between us and Firstar Bank Milwaukee, N.A., as trustee.

     The Notes will be unsecured obligations and will mature on January 15, 2009. The Notes will bear interest at the rate of 5 1/2% per annum. Interest on the Notes will accrue from January 21, 1999 or from the most recent date to which interest has been paid or duly provided for. Interest on the Notes will be payable semi-annually on January 15 and July 15 of each year, commencing on July 15, 1999. Interest on each Note will be payable to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the January 1 or July 1, as the case may be, immediately preceding an interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not entitled to the benefit of any sinking fund. Principal of and interest on the Notes will be payable in Milwaukee, Wisconsin.

     If any interest payment date, redemption date or maturity date of the Notes is not a business day in Milwaukee, Wisconsin, then the payment of principal, premium, if any, and interest may not be made on such date but may instead be made on the next business day. No interest will accrue on any amount payable on an interest payment date, redemption date or maturity date after such interest payment date, redemption date or maturity date, as the case may be.

REDEMPTION AT THE OPTION OF THE COMPANY

     The Notes will be redeemable, in whole or in part, at our option, on any date at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to such redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus accrued and unpaid interest on the principal amount being redeemed to such redemption date; provided, however, that installments of interest on Notes that are due and payable on an interest payment date falling on or prior to the relevant redemption date will be payable to the holders of such Notes, registered as such at the close of business on the relevant record date according to their terms and the provisions of the indenture.

     "Treasury Rate" means, with respect to any redemption date for the Notes,
(a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

     "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means (1) Morgan Stanley & Co. Incorporated and its respective successors; provided, however, that if Morgan Stanley & Co. Incorporated shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer, and (2) any three other Primary Treasury Dealers selected by us.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     We will mail notice of any redemption at least 30 days but not more than 60 days before any redemption date to each holder of Notes to be redeemed. If we choose to redeem less than all the Notes, the trustee will select, in such manner as it deems fair and appropriate, the Notes of such series to be redeemed in whole or in part.

     Unless we default in payment of the redemption price, on and after any redemption date interest will cease to accrue on the Notes or portion thereof called for redemption.

PERMANENT GLOBAL SECURITIES

     The Notes will be represented by one or more global securities registered in the name of The Depository Trust Company, as Depositary (the "Depositary"), or a nominee (we will refer to the Notes represented by such global note security as a "book-entry note security"). Each global note security representing book-entry note securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

     The Depositary has indicated it intends to follow the following procedures with respect to book-entry note securities.

     Ownership of beneficial interests in book-entry note securities will be limited to persons that have accounts with the Depositary for the related global note security ("participants") or persons that may hold interests through participants. Upon the issuance of a global note security, the Depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry note securities represented by such global note security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry note securities. Ownership of book-entry note securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global note security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry note securities.

     So long as the Depositary for a global note security, or its nominee, is the registered owner of that global note security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry note securities represented by such global note security for all purposes under the indenture. Except as described below, beneficial owners of book-entry note securities will not be entitled to receive physical delivery of a certificate in definitive form representing Notes and will not be considered the owners or holders of Notes under the indenture. Accordingly, each person beneficially owning book-entry note securities must rely on the procedures of the Depositary for the related global note security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global note security to exercise certain rights of holders of Notes.

     We will make payments of principal of, and premium and interest on, book-entry note securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global note security. Wisconsin Gas Company, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     We expect that the Depositary, upon receipt of any payment of principal of, or premium or interest on a global note security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry note securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry note securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     We will issue certificated Notes in exchange for each global note security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a registered clearing agency and a successor Depositary registered as a clearing agency is not appointed. In addition, we may at any time and in our sole discretion determine not to have the book-entry note securities of the Notes represented by one or more global note securities and, in that event, will issue certificated Notes in exchange for the global note securities of the Notes. Global note securities will also be exchangeable by the holders for certificated Notes if an event of default with respect to the book-entry note securities represented by those global Notes has occurred and is continuing. Any certificated Notes issued in exchange for a global note security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry Notes relating to such global note security.

     The Depositary has further advised us that the Depositary's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within the Depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

     We have obtained the foregoing information concerning the Depositary and the Depositary's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and we have agreed to sell to them, the respective principal amount of Notes set forth opposite their respective names below.

                                                              PRINCIPAL
                         NAME                              AMOUNT OF NOTES
                         ----                              ---------------
Morgan Stanley & Co. Incorporated......................      $25,000,000
Robert W. Baird & Co. Incorporated.....................       12,500,000
A.G. Edwards & Sons, Inc...............................       12,500,000
                                                             -----------
          Total........................................      $50,000,000
                                                             ===========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

     The Underwriters propose initially to offer part of the Notes to the public at the public offering price set forth on the cover page hereof and in part to certain dealers at prices that represent a concession not in excess of .40% of the principal amount of the Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     We do not intend to apply for listing of the Notes on a national securities exchange, but have been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters or their affiliates have provided and may in the future continue to provide investment banking and other financial services to us in the ordinary course of business for which they have received and will receive customary compensation.

PROSPECTUS

                                  $50,000,000

                             Wisconsin Gas Company

                                     NOTES

                            ------------------------

Wisconsin Gas Company may offer from time to time unsecured notes. The specific terms of any notes offered will be included in a supplement to this prospectus. The prospectus supplement will also describe the manner in which the notes will be offered.

                            ------------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                                                       A.G. EDWARDS & SONS, INC.

January 14, 1999

     You should rely only on the information contained, or incorporated by reference in, this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and the accompanying prospectus supplement. We are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and the accompanying prospectus supplement is accurate only as of the dates of this prospectus and the accompanying prospectus supplement, regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the notes. In this prospectus and the accompanying prospectus supplement, the "Company," "we," "us" and "our" refer to Wisconsin Gas Company.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
WHERE YOU CAN FIND MORE INFORMATION.........................      3
THE COMPANY.................................................      4
USE OF PROCEEDS.............................................      4
RATIOS OF EARNINGS TO FIXED CHARGES.........................      5
DESCRIPTION OF THE NOTES....................................      5
PLAN OF DISTRIBUTION........................................     13
LEGAL MATTERS...............................................     15
EXPERTS.....................................................     15

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and on the Internet world wide web site maintained by the Commission at "http://www.sec.gov".

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the notes. This prospectus does not contain all of the information set forth in such registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to such registration statement.

     The Commission allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The most recent information that we file with the Commission automatically updates and supersedes any older information. We incorporate by reference the following documents we have filed or may file with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934:

     - Our Annual Report on Form 10-K for the year ended December 31, 1997; and

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998; and

     - All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, until all of the notes being offered by this prospectus are sold.

     You may request a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus at no charge to you. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Robert A. Nuernberg at Wisconsin Gas Company, 626 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (Telephone: (414) 385-7000).

                                  THE COMPANY

     Wisconsin Gas Company is a Wisconsin corporation and a wholly-owned subsidiary of WICOR, Inc. We are the largest distributor of natural gas in Wisconsin, and conduct all of our business in Wisconsin. At December 31, 1997, we distributed gas to approximately 521,000 residential, commercial and industrial customers in 521 communities throughout Wisconsin with an approximate population of 2,000,000 based on 1997 estimates provided by the State of Wisconsin. We are subject to the jurisdiction of the Public Service Commission of Wisconsin as to various phases of our operations, including rates, service and the issuance of securities.

     Our principal executive offices are located at 626 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and our telephone number is (414) 385-7000.

     Wisconsin Gas Company's parent, WICOR, Inc., is a diversified holding company with two principal business groups. WICOR's Energy Group is engaged in natural gas distribution and related services, and WICOR's Manufacturing Group is engaged in the manufacture of pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids. WICOR has no obligation with respect to and is not a guarantor of the notes.

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes will be added to our general funds and used for general corporate purposes. Net proceeds from the sale of the notes may also, depending on market conditions, be used to discharge a portion of our outstanding debt. The debt to be discharged, if any, is described in the applicable prospectus supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Set forth below are the ratios of earnings to fixed charges (unaudited) for Wisconsin Gas Company for the twelve months ended September 30, 1998 and for the last five years:

  TWELVE MONTHS          YEAR ENDED DECEMBER 31,
      ENDED          --------------------------------
SEPTEMBER 30, 1998   1997   1996   1995   1994   1993
------------------   ----   ----   ----   ----   ----
   3.67              4.54   4.90   3.96   2.89   2.92

     The ratio of earnings to fixed charges for the nine months ended September 30, 1998 was 2.77. For the purpose of computing the ratios of earnings to fixed charges, earnings have been calculated by adding to income before interest expense, federal and state income taxes and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

                            DESCRIPTION OF THE NOTES

     This prospectus describes certain general terms and provisions of the notes. When we offer to sell a particular series of notes, we will describe the specific terms of the series in a supplement that will accompany this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of notes.

     We may offer under this prospectus up to $50,000,000 aggregate principal amount of notes, or if notes are issued at a discount, such principal amount as may be sold for an initial public offering price of up to $50,000,000. Unless otherwise specified in a supplement to this prospectus, the notes will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     The notes will be issued under an indenture, dated September 1, 1990, between us and Firstar Bank Milwaukee, N.A., as trustee. There is no limit on the aggregate principal amount of notes that may be issued under the indenture. The indenture provides that notes may be issued from time to time in one or more series pursuant to the terms of one or more officers' certificates or supplemental indentures creating the series. As of the date of this prospectus, there are two series of notes with an aggregate principal amount of $110,000,000 outstanding under the indenture.

     We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture.

GENERAL

     The terms of each series of notes will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. (Section
301) The particular terms of each series of notes will be described in a prospectus supplement relating to such series (including any pricing supplement).

     We can issue an unlimited amount of notes under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of notes being offered, the initial offering price, the aggregate principal amount and the following terms of the notes:

     - the title of the notes;

     - any limit on the aggregate principal amount of the notes of the series;

     - the person to whom interest on the notes of the series will be payable if other than the registered holder;

     - the date or dates on which we will pay the principal on the notes of the series;

     - the rate or rates (which may be fixed or variable) per annum (or the method used to determine the rate or rates) at which the notes of the series will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date (or the method for establishing such date or dates);

     - the place or places where principal of (and premium, if any) and interest on the notes of the series will be payable;

     - the terms and conditions upon which we may redeem the notes of the series;

     - any obligation we have to redeem or purchase the notes of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of the notes of the series;

     - the dates on which and the price or prices at which we will repurchase notes of the series at the option of the holders of notes of the series and other detailed terms and provisions of these repurchase obligations;

     - the denominations in which the notes of the series will be issued, if other than denominations of $1,000 and any integral multiple thereof;

     - the portion of principal amount of the notes of the series payable upon declaration of acceleration of the maturity date, if other than the principal amount;

     - the currency of denomination of the notes of the series;

     - if payments of principal of (and premium, if any) or interest on the notes of the series are to be payable, at our election or a holder's election, in one or more currencies or currency units other than that or those in which the notes of the series are denominated, the period or periods within which, and the terms and conditions upon which, the election may be made;

     - the manner in which the amounts of payment of principal of (and premium, if any) or interest on the notes of the series will be determined, if these amounts may be determined by reference to an index;

     - the manner in which a temporary global note representing all the notes of the series will be issued and subsequently exchanged for definitive notes of the series;

     - whether the notes of the series will be issued in the form of certificated note securities or global note securities; and

     - any other terms of the notes of the series which terms may not be inconsistent with, modify or delete any provisions of the indenture. (Sections 301 and 901)

     We may issue notes that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these notes in the applicable prospectus supplement.

     If we denominate the purchase price of any of the notes in a foreign currency or currencies or a foreign currency unit or units, or if the principal of (and premium, if any) and interest on any series of notes is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of notes and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

     Unless otherwise indicated in the prospectus supplement, the notes will be issued in fully registered form, without coupons, in denominations of $1,000 or any multiple of $1,000. At any time and from time to time we may deliver executed notes to the trustee for authentication and, subject to the conditions set forth in the indenture, the trustee shall authenticate and deliver such notes as provided in the indenture. No note shall be entitled to any benefit under the indenture or be valid or obligatory for any purpose unless there appears on such note a certificate of authentication substantially in the form provided for in the indenture. All notes will be dated the date of their authentication. (Sections 301 and 303)

     Unless otherwise indicated in the prospectus supplement, principal of (and premium, if any) and interest on the notes will be payable at an office maintained by the trustee for such purpose in New York, New York and the notes will be exchangeable and transfers thereof will be registerable at the principal corporate trust office of the trustee in Milwaukee, Wisconsin, provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the note register. (Sections 202, 305 and 1002)

     Notes may be exchanged for an equal aggregate principal amount of notes of other authorized denominations without service charge, except for any tax or other governmental charge that may be imposed. (Section 305) Interest on each note (with limited exceptions as provided in the indenture) will be paid to the person in whose name such note is registered at the close of business on the applicable record date specified in the note. (Section 307) The notes of any series, if so specified with respect to a particular series, may be issued in permanent global form.

     The notes will be unsecured and unsubordinated obligations and will rank as to priority of payment equally with all of our other unsecured and unsubordinated indebtedness. Substantially all of our properties and franchises are subject to the lien of an Indenture of Mortgage and Deed of Trust, dated as of November 1, 1950 (the "First Mortgage Indenture"), between us and Chase Manhattan Trust Company and Theodore Kravits, as trustees. As of the date of this prospectus, one series of first mortgage bonds (the "First Mortgage Bonds") is outstanding under the First Mortgage Indenture. The final principal payment on the outstanding series of First Mortgage Bonds is due on February 15, 1999. We anticipate terminating the First Mortgage Indenture and obtaining a release of the lien against our properties and franchises as soon as practicable after the repayment at maturity of the First Mortgage Bonds on February 15, 1999.

     The notes may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such notes will be described in the applicable prospectus supplement. (Section 101)

PERMANENT GLOBAL NOTES

     If any notes of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global note may exchange such interests for notes of such series. Principal of (and premium, if any) and interest on a permanent global note will be payable in the manner described in the prospectus supplement relating to such global note. (Section
203)

RESTRICTIVE COVENANTS

     The indenture does not limit the amount of unsecured debt that we can incur. The indenture also does not expressly address the effect of a highly leveraged transaction, however structured, on the holders of notes. As discussed below, however, the limitations on our ability to create liens, to issue additional First Mortgage Bonds and to enter into sale and leaseback transactions provide some protection to note holders in such an event.

     Limitations on Liens. So long as the notes of any series remain outstanding, we will not, and will not permit any subsidiary to, create any mortgage on, pledge of, or other lien on or security interest in, any of our properties or assets to secure any indebtedness, unless we also make all of the notes of that series equally and ratably secured, except for the following:

     - the First Mortgage Indenture securing the First Mortgage Bonds;

     - mortgages on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise (or on the property of a subsidiary at the date it became a subsidiary), or to secure the payment of all or any part of the purchase price or construction cost of such property, including the extension of any such mortgages to repairs, renewals, replacements, substitutions, additions and improvements made on such property;

     - any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of mortgages otherwise permitted by the indenture;

     - the pledge of any bonds or other securities at any time issued under any of the mortgages otherwise permitted by the indenture; or

     - certain permitted encumbrances under the indenture. (Section 1004)

     Permitted encumbrances under the indenture include (a) the pledge or assignment in the ordinary course of business of gas inventory, accounts receivable or customers' installment paper, and (b) encumbrances not otherwise permitted if the aggregate of all of our obligations secured by such encumbrances, together with the aggregate net proceeds received by us in respect of certain outstanding sale and leaseback transactions permitted under the indenture, does not exceed 10% of our consolidated tangible net worth. (Section
101)

     Limitation on First Mortgage Bonds. So long as any notes of any series remain outstanding, we will not issue any additional First Mortgage Bonds under the First Mortgage Indenture, except in connection with transfers, exchanges, replacements, substitutions or reissues of First Mortgage Bonds of any series that are already outstanding. (Section 1006)

     Limitations on Sales and Leasebacks. So long as there are notes of any series outstanding, we will not enter into a sale and leaseback transaction for a term (including renewals) of more than three years with respect to any principal property acquired or placed into service more than 180 days before the effective date of such lease arrangement unless:

     - we would be entitled to incur indebtedness secured by a mortgage on such principal property in a principal amount equal to the net proceeds we received in respect of such sale and leaseback transaction without equally and ratably securing the notes; or

     - we retire, or cause to be retired, within 120 days of the effective date of the sale and leaseback transaction, funded debt which is senior to or on parity with the notes in an amount equal to the net proceeds we received with respect to such sale and leaseback transaction. (Section
       1005)

MODIFICATION AND WAIVER

     We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding notes of each series affected by the modifications or amendments. However, we and the trustee may not make any modification or amendment without the consent of the holders of each affected note then outstanding if that amendment will:

     - change the fixed maturity or reduce the principal amount of any note;

     - reduce the rate or change the time of payment of interest on any note, or reduce any premium payable upon redemption of any note;

     - reduce the amount of principal of an original issue discount note payable upon acceleration of the maturity of such note;

     - impair the right to institute suit on the note or change any place of payment where, or currency in which, the note or interest on the note is payable; or

     - reduce the amount of debt securities whose holders must consent to an amendment or waiver. (Section 902)

     Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all notes of that series waive our compliance with certain restrictive covenants of the indenture. (Section 1009) The holders of a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all the notes of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (and premium, if any) or any interest on any note of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding notes of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a "successor person") provided:

     - we are the surviving corporation, or the successor person (if other than Wisconsin Gas Company) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the notes and under the indenture;

     - immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

     - certain other conditions are met. (Section 801)

EVENTS OF DEFAULT

     "Event of Default" means with respect to any series of notes any of the following:

     - default in the payment of any interest upon any note of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

     - default in the payment of principal of (or premium if any on) any note of the series when due and payable;

     - default in the payment of any sinking fund payment or similar payment with respect to the notes of that series, when and as due in respect of any note of that series and continuance of such default for a period of 30 days;

     - default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of notes other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes of that series as provided in the indenture;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other Event of Default provided with respect to notes of that series. (Section 501)

     No Event of Default with respect to a particular series of notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of notes. The occurrence of an Event of Default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

     If an Event of Default with respect to notes of any series at the time outstanding occurs and is continuing (except as to certain events of bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 25% in principal amount of the outstanding notes of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the notes of that series are original issue discount notes, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all notes of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding notes. At any time after a declaration of acceleration with respect to notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding notes of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to notes of that series, have been cured or waived as provided in the indenture. (Section 502) For information as to waiver of defaults see the discussion set forth under "-- Modification and Waiver." We refer you to the prospectus supplement relating to any series of notes that are original issue discount notes for the particular provisions relating to acceleration of a portion of the principal amount of such original issue discount notes upon the occurrence of an Event of Default.

     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 603) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 512)

     No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

     - that holder has previously given to the trustee written notice of a continuing Event of Default with respect to notes of that series; and

     - the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than 25% in principal amount of the outstanding notes of that series a direction inconsistent with that request and has failed to institute the proceeding within 90 days. (Section 507)

     Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of payment. (Section 507)

     The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 1007) The indenture provides that the trustee may withhold notice to the holders of notes of any series of any Event of Default (except in payment on any notes of that series) with respect to notes of that series if it in good faith determines that withholding notice is in the interest of the holders of those notes. (Section 602)

CONCERNING THE TRUSTEE

     It is expected that the trustee will act as paying agent with respect to the notes. We have a borrowing arrangement with the trustee.

DEFEASANCE OF NOTES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

     Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of notes, we may be discharged from any and all obligations in respect of the notes of any series (except for certain obligations to register the transfer or exchange of notes of such series, to replace stolen, lost or mutilated notes of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the notes of the series on the stated maturity of those payments in accordance with the terms of the indenture and those notes.

     This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 401)

     Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of notes, upon compliance with certain conditions:

     - we may omit to comply with the covenants described under the heading "Restrictive Covenants," "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

     - any omission to comply with those covenants will not constitute an Event of Default with respect to the notes of that series ("covenant defeasance").

     The conditions include:

     - depositing with the trustee money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accounts to pay and discharge each installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the notes of that series on the stated maturity of those payments in accordance with the terms of the indenture and those notes; and

     - no Event of Default or event which with notice or passage of time would become an Event of Default has occurred and continues. (Section 402)

     Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of notes and the notes of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

     The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the notes of a particular series.

     Federal Income Tax Consequences. Under current Federal income tax law, the deposit and defeasance described above under "Defeasance of Certain Covenants" will not result in a taxable event to any holder of notes or otherwise affect the federal income tax consequences of an investment in the notes of any series.

     The federal income tax treatment of the deposit and discharge described above under "Legal Defeasance" is not clear. A deposit and discharge may be treated as a taxable exchange of such notes for beneficial interests in the trust consisting of the deposited money or securities. In that event, a holder of notes may be required to recognize gain or loss equal to the difference between the holder's adjusted basis for the notes and the fair market value of the holder's beneficial interest in such trust. Thereafter, such holder may be required to include in income a share of the income, gain and loss of the trust. As described above, it is generally a condition to such a deposit and discharge to obtain an opinion of tax counsel, or our receipt from, or publication of a ruling by, the Internal Revenue Service, to the effect that such deposit and discharge will not alter the holders' tax consequences that would have been applicable in the absence of the deposit and discharge. Purchasers of the notes should consult their own advisors with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.

                              PLAN OF DISTRIBUTION

     We may, from time to time, sell notes (1) through underwriters or dealers,
(2) directly to one or more purchasers, or (3) through agents. A prospectus supplement will set forth the terms of the offering of the notes, including the name or names of any underwriters, the purchase price of the notes, our proceeds from the sale, any underwriting discounts and commissions, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which the notes may be listed. Only underwriters named in such prospectus supplement are deemed to be underwriters in connection with the offering of such notes.

     If underwriters are used in the sale, the notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the notes of the series offered by the prospectus supplement if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may also sell notes directly or through agents we designate from time to time. Any agent involved in the offering and sale of notes in respect of which this prospectus is delivered will be named, and any commissions we pay to such agent will be set forth, in the related prospectus supplement. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If a dealer is utilized in the sale of the notes, the Company will sell such notes to the dealer, as principal. The dealer may then resell such notes to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The place and time of delivery for the notes in respect of which this Prospectus is delivered are set forth in the accompanying prospectus supplement.

                                 LEGAL MATTERS

     Foley & Lardner of Milwaukee, Wisconsin will issue an opinion about certain legal matters with respect to the notes for us. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel. Jere
D. McGaffey, a partner of Foley & Lardner, is a director of Wisconsin Gas Company and its parent WICOR, Inc.. As of January 14, 1999, Foley & Lardner attorneys who participated in the preparation of this prospectus, including Mr. McGaffey, beneficially owned an aggregate of 6,747 shares of WICOR, Inc. common stock.

                                    EXPERTS

     The financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 1997, incorporated by reference in this prospectus and in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to said financial statements, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.